THOMPSON	ATLANTA CINCINNATI COLUMBUS NEW YORK
HINE	BRUSSELS CLEVELAND DAYTON WASHINGTON, D.C.

November 24, 2008

Unified Series Trust

2960 North Meridian Street

Suite 300

Indianapolis, Indiana 46208

Re: Unified Series Trust, File Nos. 333-100654 and 811-21237

Gentlemen:

          This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 119 to the Registration Statement, File Nos. 333-100654 and 811-21237 (the “Registration Statement”), of Unified Series Trust (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

          Based upon the foregoing, we are of the opinion that the shares of the 3 to 1 Diversified Equity Fund, the 3 to 1 Strategic Income Fund, the Appleseed Fund, the Archer Balanced Fund, the Auer Growth Fund, the Becker Value Equity Fund, the Bell Worldwide Trends Fund, the Chinook Emerging Growth Fund, the Crawford Dividend Growth Fund, the Dean International Fund, the Dean Large Cap Value Fund, the Dean Small Cap Value Fund, the FCI Bond Fund, the FCI Equity Fund, the GJMB Growth Fund, the IMS Capital Value Fund, the IMS Strategic Allocation Value Fund, the IMS Strategic Income Fund, the Iron Strategic Income Fund, the Jones Villalta Opportunity Fund, the Leeb Focus Fund, the Marathon Value Portfolio, the Marco Targeted Return Fund, the Mirzam Capital Appreciation Fund, the NS Small Cap Growth Fund, the Roosevelt Multi-Cap Fund, the Sound Mind Investing Fund, the Sound Mind Investing Managed Volatility Fund, the Symons Alpha Growth Institutional Fund, the Symons Alpha Value Institutional Fund, the Symons Small Cap Institutional Fund, and the Toreador Large Cap Fund, each a series of the Trust, if issued in accordance with the then currently effective Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable. We express no opinion as to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.

          We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 119 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP

DSM/JMS

714560.1